Exhibit 99.1

[grapic omitted]


FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:                       MEDIA CONTACT:
Peter Wiederspan                            Penny Thomas
Director, Finance                           Corporate Communications Manager
(360) 493-6165                              (360) 493-6724
investor_relations@illuminet.com            media_relations@illuminet.com


     Illuminet Exceeds Fourth Quarter and Year 2000 EPS Consensus Estimates
                   ~ Net Income up 122% on 31% Revenue growth

OLYMPIA, Wash--Jan. 30, 2001 - Illuminet Holdings, Inc. (Nasdaq:ILUM), a leading provider of advanced nationwide signaling and intelligent network services to telecommunications carriers, today announced financial results for its fourth quarter and fiscal year ended December 31, 2000.

Net income for the fourth quarter of 2000 increased 69% to $8.8 million or $0.26 per diluted share, compared to $5.2 million or $0.15 per diluted share in the fourth quarter of 1999, and ahead of First Call consensus expectations of $0.22. Net income for the year ended December 31, 2000 increased 122% to $30.3 million or $0.89 per diluted share, compared to $13.6 million or $0.45 per diluted share for the year ended December 31, 1999. Diluted earnings per share prior to merger costs in 2000 were $0.99, ahead of First Call consensus expectations of $0.96.

"Our strong year-end results are a testament to the strength of our business and our ability to execute our business model, " said Roger Moore, president and CEO of Illuminet Holdings. "The revenue increase for the year reflects growth in our customer base, as well as increased demand for our broad suite of core services essential for carriers to compete in the marketplace."

Year 2000 milestones include:

o Billed Customers increased by 140 from 735 to 875 across our diverse carrier base, which includes an additional 58 wireless carriers as a result of our NTC acquisition;

o       Calling Name Delivery message volume increased 142%;

o       IS-41 Wireless Roaming service message volume increased 91%;

o       New products, including iRoam and Directory Assistance Call Completion
        (DACC) for our wireless customers.

"These milestones demonstrate that our outsourcing model is the right one for existing and emerging carriers in today's competitive environment, and that we are well-positioned to take advantage of future opportunities, like our new OSS Interconnection services," Moore continued.

Revenue for the quarter increased 21% to $40.8 million, compared to $33.6 million in the fourth quarter of 1999. Growth in the fourth quarter was driven by increased revenue from the company's Network Services - Wireless Roaming and a diversity of Intelligent Network Services, which includes local number portability, calling name delivery and toll free services. Revenue for the year 2000 increased 31% to $153.1 million, compared to $116.7 million in 1999.

Looking forward to 2001, Moore added, "We expect our revenues to be in the range of $40 to $42 million for the first quarter, consistent with historical experience, which represents a 20-22% increase over the comparable quarter in 2000, and to grow by 20% year-over-year for the full year. We expect EBITDA margins to remain solid at approximately 40%. For the first quarter of 2001, we feel comfortable with First Call consensus of $0.24 per diluted share and expect our net income to grow by 10% year-over-year for the full year, reflecting our increased capital investment to develop and turn up new service offerings for future growth."

FOURTH QUARTER AND YEAR-END REVENUE

Network Services increased 25% to $39.3 million during the fourth quarter of 2000, compared to $31.5 million in the fourth quarter of 1999. For the year, Network Services contributed $143.6 million to revenues, compared to $109.3 million in 1999, a 31% increase. Within Network Services,

o Network Connectivity increased 19% to $16.4 million in the fourth quarter of 2000, compared to $13.8 million in the fourth quarter of 1999. For the year 2000, Network Connectivity contributed $60.2 million to revenue, compared to $49.8 million in 1999, a 21% increase;

o Intelligent Network Services increased 37% to $17.6 million in the fourth quarter of 2000, compared to $12.9 million in the fourth quarter of 1999. For the year 2000, Intelligent Network Services contributed $62.3 million to revenue, compared to $43.4 million in 1999, a 43% increase;

o Wireless Prepaid and Unregistered Roaming revenue increased 10% to $5.3 million in the fourth quarter of 2000, compared to $4.8 million in the fourth quarter of 1999. For the year 2000, Wireless Prepaid and Unregistered Roaming contributed $21.1 million to revenue, compared to $16.1 million in 1999, a 31% increase.

Other businesses:

o Clearinghouse Services revenues decreased slightly to $1.1 million in the fourth quarter of 2000, compared to $1.3 million in the fourth quarter of 1999. For the year 2000, Clearinghouse contribution to revenues decreased slightly to $5.3 million, compared to $5.9 million in 1999. The Company remains committed to supporting the clearinghouse service it provides to carriers and will continue to leverage its expertise to create new opportunities;

o Network Usage Software Applications contributed $0.4 million to revenues in the fourth quarter of 2000. For the year, Network Usage Software Applications contributed $4.2 million to revenues, compared to $1.5 million in 1999. Network Usage Software Application revenue for the year was comprised of recurring maintenance fees and software sales to large interexchange customers. Revenues in the prior year were derived primarily from recurring maintenance fees. The sale of this software is typically through an OEM arrangement with Agilent and has a lengthy sales cycle with major carriers.


FOURTH QUARTER AND YEAR-END EXPENSES

Carrier costs in the fourth quarter were $7.6 million or 19% of revenue, compared to $5.7 million or 17% of revenue in the fourth quarter of 1999. Operating expense in the most recent quarter declined on both an absolute and percentage basis to $10.3 million or 25% of revenue, compared to $11.8 million or 35% of revenue in the fourth quarter of 1999.

SG&A expense for the quarter was $6.1 million or 15% of revenue, compared to $4.5 million or 13% of revenue in the fourth quarter of 1999. Depreciation was $4.5 million in the most recent quarter or 11% of revenue, compared to $4.2 million or 12% of revenue in the fourth quarter of 1999.

For the year 2000, Carrier costs were flat at $28 million, but declined as a percentage of revenue to 18%, compared to 24% in 1999. This is the second consecutive year that carrier costs have declined as a percentage of revenue. Operating expense for the year 2000 increased on an absolute basis to $39.8 million, compared to $36.6 million in 1999, but declined as a percentage of revenue to 26%, compared to 31% in 1999. SG&A expense for the year 2000 was $21.7 million, compared to 16.7 million in 1999. In 2000, SG&A expense remained flat as a percentage of revenue at 14%. Depreciation for the year was $16.0 million, compared to $13.6 million in 1999. In 2000, depreciation represented 10% of revenue, compared to 12% in 1999.

RECENT HIGHLIGHTS

o Illuminet continues to position itself to play a leading role in providing signaling for next-generation networks with its selection of ipVerse's ControlSwitch to help springboard the company's offering of IP-based signaling services and functionality to its carrier customers. During the quarter, Illuminet ramped up for convergence of PSTN and IP networks by granting SS7 interoperability certifications to three IP-based softswitch vendors and connecting a new IP-based carrier to its SS7 network. In December, telic.net announced that it is using Illuminet's IP-based SS7 server at its Los Angeles location to control carrier trunk connections at its other US locations from the single point code and A-link pair in Los Angeles facility.

o Illuminet appointed Jack Blumenstein to its Board of Directors. Blumenstein is a seasoned investment banking and telecommunications expert. He is the president of

     TBG Information Investors, LLC and co-president of Blumenstein Thorne Information Partners, LLC, two private equity investment firms based in Lake Forest, IL, which he co-founded.

o In November, Illuminet's wholly-owned subsidiary, National Telemanagement Corporation (NTC), signed agreements with Utah-based South Central Communications and California-based Golden State Cellular to provide prepaid wireless service utilizing NTC's SmartPay Wireless(R) and new iRoam(SM) real-time billing systems.

o In October, Illuminet partnered with IKANO Communications to provide carriers the ability to offer a full suite of private label Internet services. This co-marketing agreement enables Illuminet to offer telecommunications carriers instant ISP services through a customized portal system serviced by IKANO.

CONFERENCE CALL

Illuminet will host a live conference call and Webcast to discuss its fourth quarter and year-end financial results on Tuesday, January 30, 2001 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Roger Moore, president and CEO, and Dan Weiss, chief financial officer. The Webcast and replay of the call will be available at www.illuminet.com.

ABOUT ILLUMINET

Founded in 1981, Illuminet is a leading provider of advanced nationwide signaling and intelligent network services to the communications industry. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in SS7 network services and intelligent network solutions for services such as calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) interconnection services, clearinghouse services, toll-free database and other specialized database access functions. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; 360/493-6000; www.illuminet.com.

Editor's Note: Illuminet is a registered service mark with the United States Patent and Trademark Office. iRoam is a service mark and SmartPay Wireless is a registered trademark of National Telemanagement Corporation (NTC), an Illuminet Company.

                                      # # #

CAUTIONARY STATEMENT: Certain statements contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections. Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements about future revenue growth and earnings growth along with Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements, including but not limited to our ability to provide reliable services, acceptance of new products and services within the industry, the impact of any network outages, the ability of third party communications infrastructure suppliers to maintain operational integrity of our connections and to continue to provide and expand service to us, our ability to effectively and cost efficiently acquire and integrate complimentary businesses and technologies, continued acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology, our ability to attract and retain employees with requisite skills to execute our growth plans, intense competition in the market for SS7 services and pricing pressures caused by competition and industry consolidation. For additional discussion of the principal factors that may cause actual results to be different, please refer to the company's 10-Q filing on August 14, 2000. Illuminet undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.


                               (tables to follow)




                             Illuminet Holdings, Inc. and Subsidiaries
                                   Consolidated Income Statement

                         (In thousands, except share and per share amounts)


                                               Three months ended               Year ended
                                                  December 31,                 December 31,
                                               2000          1999           2000           1999
                                          -----------------------------------------------------------
                                           (Unaudited)   (Unaudited)    (Unaudited)

Revenues:
 Network services                           $  39,311     $  31,542      $ 143,604      $ 109,317
  Clearinghouse services                        1,099         1,259          5,333          5,851
  Network usage software applications             352           759          4,204          1,532
                                               ------        ------        -------        -------
Total revenues                                 40,762        33,560        153,141        116,700

Expenses:
  Carrier costs                                 7,564         5,699         27,687         28,004
  Operating                                    10,329        11,813         39,818         36,623
  Selling, general, and administrative          6,050         4,515         21,716         16,656
  Depreciation and amortization                 4,518         4,177         16,023         13,610
  Merger costs                                      -             -          3,353              -
                                               ------        ------        -------        -------
Total expenses                                 28,461        26,204        108,597         94,893
                                               ------        ------        -------        -------


Operating income                               12,301         7,356         44,544         21,807

Interest income                                 1,963         1,299          7,516          2,020

Interest expense                                (273)         (410)        (1,288)        (2,060)
                                               ------        ------        -------        -------


Income before income taxes                     13,991         8,245         50,772         21,767

Income tax provision                            5,185         3,019         20,490          8,132
                                               ------        ------        -------        -------

Net income                                   $  8,806      $  5,226      $  30,282      $  13,635
                                             ========      ========      =========      =========

Earnings per share-diluted                   $   0.26      $   0.15       $   0.89       $   0.45
                                             ========      ========      =========      =========

Weighted-average common shares-diluted     33,602,959    32,789,900     33,587,598     29,246,941
                                           ==========    ==========     ==========     ==========

Net income prior to merger costs             $  8,806      $  5,226      $  33,635      $  13,635
                                           ==========    ==========     ==========     ==========

Diluted EPS prior to merger costs            $   0.26      $   0.15       $   0.99       $   0.45
                                           ==========    ==========     ==========     ==========

                   Illuminet Holdings, Inc. and Subsidiaries
                           Consolidated Balance Sheet
               (In thousands, except share and per share amounts)

                                                    December 31,   December 31,
                                                        2000           1999
                                                   -----------------------------
                                                    (Unaudited)
                      ASSETS

Current assets:
 Cash & cash equivalents                             $  32,358      $  24,223
  Available-for-sale securities                         84,531         79,738
  Accounts receivable, net                              42,891         35,942
  Deferred income taxes                                    939          1,783
  Income taxes receivable                                  752              -
  Prepaid expenses and other                             3,148          2,039
                                                         -----          -----
Total current assets                                   164,619        143,725

Property and equipment, net                             65,279         51,095

Other assets                                             1,463          2,310
                                                         -----          -----
Total assets                                        $  231,361     $  197,130
                                                    ==========     ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable and accrued expenses      $    23,425      $  13,644
  Due to customers                                      13,520         16,133
  Income taxes payable                                       -          1,988
  Current portion of obligations under capital
  leases                                                 2,693          2,653
  Current portion of long-term debt                        675          1,430
                                                         -----          -----
Total current liabilities                               40,313         35,848
                                                        ------         ------

Deferred income taxes                                    5,819          5,116
Obligations under capital leases, less current
 portion                                                 2,402          5,101
Long-term debt, less current portion                     6,153         11,478
Convertible redeemable preferred stock                       -          4,071
Stockholders' equity:
  Common stock                                             321             57
  Class A common stock                                       -             63
  Common stock warrants                                      -          1,521
  Additional paid-in capital                           117,056        105,560
  Deferred stock-based compensation                     (2,758)        (3,885)
  Retained earnings                                     62,055         32,200
                                                        ------         ------
Total stockholders' equity                             176,674        135,516
                                                       -------        -------
Total liabilities and stockholders' equity            $231,361     $  197,130
                                                      ========     ==========

                                      # # #